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                                                                   Exhibit 10.19
                       ADDITIONAL COMPENSATION AGREEMENT


     AGREEMENT made this 29th day of December, 1998 between dsl.net, inc., a Delaware corporation (the "Company"), and John Jaser, Secretary, Treasurer and Vice President, Business Development, of the Company (the "Executive").

                             W I T N E S S E T H:

     WHEREAS, the Executive is, and will be, rendering valuable assistance to the Company; and

     WHEREAS, it is important to the Company to retain an experienced management team, and the Company, in recognition of such services rendered and to be rendered, wishes to award the Executive a retention bonus.

     NOW, THEREFORE, in consideration of the premises and the services rendered and to be rendered by the Executive to the Company, the parties hereto agree as follows:

     1. Compensation. The Company agrees to pay to the Executive as compensation, in addition to all other compensation paid or payable to him by the Company, (a) an amount such that the net amount paid to the Executive after all required withholding pursuant to all applicable federal, state or other taxes with respect to such payment, equals $954.55 plus interest thereon at a rate of 5.56% from the date hereof to the date of such payment, and (b) any additional amount that the Executive owes on account of federal, state or other income taxes with respect to the amount paid to the Executive pursuant to (a) above.

     2. Payment. The amount payable pursuant to Section 1(a) shall be paid to the Executive as early as practicable in calendar year 1999. The Company may either pay such amount in cash or forgive any indebtedness of Executive to the Company, up to such amount, in lieu of cash payment thereof. The amount payable pursuant to Section 1(b) shall be paid to the Executive within 30 days after the Executive notifies the Company that such amount is due.

     3. Withholding. The Company shall be permitted to withhold from any payment to the Executive hereunder all federal, state and other taxes which may be required with respect to such payment.
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     4. Miscellaneous.

        (a) Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and the Executive and his heirs and legal representatives.

        (b) Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto.

        (c) Law Governing. This Agreement shall be governed by and enforced in accordance with the laws of the State of Connecticut, without regard to the conflicts of laws provision thereof.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        DSL.NET, INC.


                                        By:_____________________________
                                           Name:
                                           Title:


                                        ________________________________
                                        John Jaser